Exhibit 99.1

COPsync Retains Investment Banking Firm Maxim Group

Firm to Serve as Exclusive Investment Banker and Corporate Financial Advisor

DALLAS October 9, 2014 (GLOBE NEWSWIRE) – COPsync, Inc. (OTCQB: COYN), which operates the nation’s largest law enforcement real-time, in-car information sharing, communication and data interoperability network and the COPsync 911 threat alert service for schools, government buildings, hospitals and other potentially at-risk targets, today announced the engagement of New York City-based Maxim Group LLC to serve as the Company’s exclusive investment banker and corporate financial advisor.

“We are very pleased to be working with the Maxim Group, who will be providing us assistance with respect to capital formation strategies and potential accretive acquisition opportunities,” said Ronald A. Woessner, chief executive officer for COPsync, Inc. “Their assistance will be especially invaluable to us at this particular time. We continue to work tirelessly to blanket the State of Texas with the COPsync Network and COPsync911 threat alert service and expand the company’s footprint in the Northeast and elsewhere throughout the U.S., all for the purpose of creating one nationwide real-time information sharing and communication network connecting U.S. law enforcement.  We also welcome the firm’s assistance in broadening our exposure within the investment community.”

About Maxim Group LLC

Maxim Group LLC is a leading full-service investment banking, securities and wealth management firm headquartered in New York.  The Firm provides a full array of financial services including investment banking; private wealth management; and global institutional equity, fixed income and derivative sales & trading, equity research and prime brokerage services to a diverse range of corporate clients, institutional investors and high net worth individuals.  Maxim Group is a registered broker-dealer with the U.S. Securities and Exchange Commission and the Municipal Securities Rulemaking Board (MSRB), and is a member of the following: Financial Industry Regulatory Authority (FINRA), Securities Insurance Protection Corporation (SIPC), NASDAQ Stock Market and NYSE Arca, Inc.  To learn more about Maxim Group, visit www.maximgrp.com.

About COPsync, Inc.

COPsync, Inc. (OTCQB: COYN) operates the largest law enforcement mobile data interoperability system and network in the U.S. The COPsync Network enables officers to report and share actionable mission-critical data in real-time and collect for outstanding misdemeanor warrants in real-time at the point of incident. Officers are also able to obtain instant access to local, state and federal law enforcement databases. The Network’s companion COPsync911threat alert system enables schools, government buildings, hospitals, energy, telecommunications and other potentially at-risk facilities to automatically and silently send threat alerts, using a computer or a mobile device, directly to local law enforcement officers in their patrol cars and local dispatch in the event of crisis.  The COPsync911 system is expected to reduce first responder response times and save minutes in those situations when seconds count. The COPsync Network saves lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as school crisis situations, child abductions, bank robberies and police pursuits. The Company also sells VidTac®, an in-vehicle, software-driven, 1080p video system for law enforcement. For more information, visit www.copsync.com and www.copsync911.com.

Contact:

COPsync, Inc.
Ronald A. Woessner
Investor Relations Department
972-865-6192
invest@copsync.com